UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 22, 2013

Soupman, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-53943	61-1638630
(Commission File Number)	(IRS Employer Identification No.)

1110 South Avenue, Suite 100
Staten Island, NY 10314
(Address of principal executive offices and zip code)

(212)  768-7687
    (Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 22, 2013, Lloyd Sugarman, age 59, was elected to the Board of Directors of the Company and as its CEO. The vote of the Board of Directors was unanimous and included Arnold Casale, the Company’s retiring CEO.

In connection with such appointment, the Company entered into a three-year Employment Agreement with Mr. Sugarman. The Agreement provides that Mr. Sugarman will receive a base salary of $150,000.00, payable in bi-weekly installments, and an annual bonus of up to $50,000, payable 30 days after the close of each year, on a pro rata basis, if at least 80% of the sales projections established by the Board of Directors at the beginning of each year are met. The Company will also pay Sugarman the greater of $500 or 5% bonus for each co-branded franchise or franchise sold during the Executive’s employment with Company. The base salary will be initially paid at the rate of $75,000 per annum until $2,000,000 in capital is raised by the Company, and the unpaid salary will accrue until such time as it is paid. He will also receive a car allowance of $600 a month during the term of the Employment Agreement.

The Employment Agreement further provides that Sugarman will receive 1,500,000 shares of the Company’s common stock, vesting as follows:

(i)	300,000 shares on signing
(ii)	300,000 shares on the first anniversary of the agreement;
(iii)	300,000 shares on the second anniversary of the agreement;
(iv)	300,000 shares on the third anniversary of the agreement;
(v)	300,000 shares upon the Company being funded with at least $2 million.

A bonus of 10,000 shares of the Company’s common stock will also be paid to Sugarman for each incremental $1,000,000 in net sales annually of the Company during the term of the Employment Agreement up to net sales of $50 million annually, making the maximum bonus attainable 500,000 shares.

As a co-founder of Johnny Rockets, Sugarman was one of the first to sign on when the restaurant chain started franchising in 1986.  Because of his success as a multi-unit franchise operator, Lloyd was asked to join the corporate team of Johnny Rockets to help the company duplicate his success throughout the franchise system. He then went on to open additional Johnny Rockets restaurants with his son, which, today continue to be among the chain’s highest-grossing locations. As a creative innovator and forward thinker, Lloyd is credited with introducing dancing servers, food court restaurant locations and a meatless hamburger that revolutionized the Johnny Rockets brand.

In 2010,  Sugarman became an Area Developer, opening multiple Original SoupMan franchises across the country.  Lloyd was the brains behind the creation of the Al’s New York Delicatessen & Restaurant concept, which features the world renowned Original SoupMan soups and a full authentic NY delicatessen menu.

Lloyd has been the recipient of numerous awards throughout his career for his entrepreneurial achievements, including the Lifetime Achievement Award in his native Cranston, RI. He has received numerous highest sales volume awards from Johnny Rockets corporate and was named Franchisee of the Month in 2012 by Restaurant Business magazine.  He also received the Lifetime Achievement Award from the Hamilton School in Rhode Island for his dedication to working with and improving the quality of life for children with learning disabilities.  With “Quality of Food Worth Serving” as a mantra, Lloyd takes pride in winning the best hamburger in the market for eight years in a row in Providence, RI, and says his major attraction to Original SoupMan was the delicious, quality soup products. Lloyd also serves on the Advisory Board for the Multi-Unit Franchising Conference.

We selected Sugarman to serve on our Board because of his extensive knowledge of the franchise industry and food industry.

There are no family relationships between Mr. Sugarman and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer.  Additionally, there have been no transactions involving Mr. Sugarman that would require disclosure under Item 404(a) of Regulation S-K.

The information contained in this Item 5.02 regarding the agreement with Mr. Sugarman is qualified in its entirety by the copy of the Employment Agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2013	SOUPMAN, INC.

By:	/s/ Robert N. Bertrand
Name: Robert N Bertrand Title: President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated April 22, 2013, by and between Lloyd Sugarman and the Company.*

*Filed herewith.